Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

			Votes for	Votes withheld
Liaquat Ahamed		110,812,770	4,413,756
Ravi Akhoury		110,832,522	4,394,004
Barbara M. Baumann	111,144,678	4,081,848
Jameson A. Baxter	111,072,448	4,154,078
Charles B. Curtis	110,995,194	4,231,332
Robert J. Darretta	110,997,346	4,229,180
Katinka Domotorffy	111,134,472	4,092,054
John A. Hill		111,117,487	4,109,039
Paul L. Joskow		111,087,977	4,138,549
Kenneth R. Leibler	111,111,280	4,115,246
Robert E. Patterson	111,114,551	4,111,975
George Putnam, III	111,113,763	4,112,763
Robert L. Reynolds	111,106,511	4,120,015
W. Thomas Stephens	111,135,762	4,090,764

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
88,487,167	2,870,510	6,719,299	17,149,550


March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
92,862,472	3,145,166	8,858,120	15,726,007

All tabulations are rounded to the nearest whole number.